UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 5, 2006 (December 30, 2005)

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On December 30, 2005, Momenta Pharmaceuticals, Inc. (the “Company”) entered into a Master Lease Agreement (the “Agreement”) with General Electric Capital Corporation (“GECC”).  Under the Agreement, the Company may lease office, laboratory, information technology and other equipment from GECC in the aggregate total amount of up to $3.0 million by executing specified equipment schedules with GECC on or prior to December 31, 2006.  Each equipment schedule will specify the lease term with respect to the underlying leased equipment.  Upon the expiration of each equipment schedule, the Company may (i) purchase the equipment subject to such schedule on an as is basis for cash equal to the then-fair market value of the related equipment, (ii) extend the term of the lease with respect to the equipment leased pursuant to such schedule for a period of 12 months for a monthly rental amount equal to the then-fair market rental value of the leased equipment or (iii) return the leased equipment to GECC.  The Agreement also provides the Company an early purchase option whereby, on the date that is 48 months from the execution date of each equipment schedule, the Company may purchase all of the equipment leased pursuant to each such equipment schedule on an as is basis for a predetermined fair market value of the equipment at the time the early purchase option is exercised.  Leases under the Agreement and related equipment schedules are net leases, and the Company is responsible for all expenses, maintenance, insurance, liabilities and taxes relating to the equipment.

Amounts payable by the Company under the Agreement will be set forth in the separately executed equipment schedules.  The Company has also agreed to pay GECC origination and transaction fees in connection with the Agreement.  The Agreement further provides that GECC will be considered the owner of the leased equipment for federal income tax purposes and that GECC is entitled to the tax benefits relating to such ownership.  Under the Agreement, the Company indemnifies GECC for any loss or reduction of the anticipated tax benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: January 4, 2006	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)